Exhibit 99.B(d)(3)

Schedule B

to the

Investment Advisory Agreement

dated June 14, 1996

as amended October 28, 2005 and December       , 2006

between

SEI Institutional Investments Trust

and

SEI Investments Management Corporation

(formerly, SEI Financial Management Corporation)

This Schedule B supercedes Schedule A to the Investment Advisory Agreement between SEI Institutional Investments Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated June 14, 1996.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Large Cap Fund

Large Cap Diversified Alpha Fund

Large Cap Index Fund

Small Cap Fund

International Equity Fund

Emerging Markets Equity Fund

Emerging Markets Debt Fund

Core Fixed Income Fund

High Yield Bond Fund

Large Cap Disciplined Equity Fund

Small/Mid Cap Equity Fund

Long Duration Fund

Extended Duration Fund

Global Equity Fund

World Equity Ex-US Fund

Real Return Plus Fund

Global Managed Volatility Fund

Enhanced Income Fund

SEI Institutional Investments Trust	SEI Investments Management Corporation

By:	By:

Name:	Name:

Position:	Position: